Exhibit 4.4
CARVANA CO.,
GUARANTORS PARTY HERETO
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of August 30, 2023
to
Indenture
Dated as of August 16, 2021
4.875% Notes due 2029

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 30, 2023, among CARVANA CO. (the “Company”), each of the guarantors listed on Schedule I hereto (the “Guarantors”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under the Indenture, dated as of August 16, 2021, as amended to date (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:
WHEREAS, the Company has issued its 4.875% Senior Notes due 2029 (the “Notes”) pursuant to the Indenture;
WHEREAS, the Company has offered to exchange any and all outstanding Notes for newly issued senior secured notes (the “Offer”);
WHEREAS, in connection with the Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion, modification, supplement or amendment of certain provisions of the Indenture;
WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with the Offer for the Notes);
WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.2 thereof);
WHEREAS, the Company has heretofore delivered, has caused to be delivered or is delivering contemporaneously herewith, to the Trustee and Paying Agent and Registrar (i) a copy of resolutions of the Board of Directors of the Company and Guarantors authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.
NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE ONE
AMENDMENTS
SECTION 1.1    Amendments.
    (a)    Subject to Section 2.2 hereof, the Indenture is hereby amended by deleting in their entireties: (i) Sections 3.2, 3.3., 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, clause (3) of paragraph (a) and paragraph (e) of Section 4.1 and Section 5.7 and (ii) the second sentence of Section 9.4. Each item deleted in clause (i) of the preceding sentence is to be replaced with “Intentionally Omitted.”
SECTION 1.2    Events of Default.
(a) The first paragraph of Section 6.1(a) of the Indenture is hereby amended to state, in its entirety, the following:
“Section 6.1    Events of Default.
    (a) Each of the following is an “Event of Default”:

    (1) default in any payment of interest on any Note when due and payable, continued for 30 days;
    (2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; or
    (3) the Company pursuant to or within the meaning of any Bankruptcy Law:
(A) commences a voluntary case or proceeding;
(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;
(C) consents to the appointment of a Custodian of it or for substantially all of its property;
(D) makes a general assignment for the benefit of its creditors;
(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or
(F) takes any comparable action under any foreign laws relating to insolvency;
(4) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company in an involuntary case;
(B) appoints a Custodian of the Company for substantially all of its property;
C) orders the winding up or liquidation of the Company; or
(D) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days.”
(b) All references to the first paragraph of Section 6.1(a) of the Indenture shall mean the first paragraph of Section 6.1(a) as amended by this Supplemental Indenture.
SECTION 1.3    Amendment of Definitions, Provisions and Cross-References. Subject to Section 2.1 hereof, the Indenture is hereby deemed amended by deleting any definitions, provisions and cross-references from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.1 and 1.2 hereof.
ARTICLE TWO
MISCELLANEOUS
SECTION 2.1    Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 2.2    Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the exchange of at least a majority in principal amount of the outstanding Notes pursuant to the Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively if such exchange shall not be consummated.
SECTION 2.3    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 2.4    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
SECTION 2.5    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 2.6    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 2.7    Supplemental Indenture Part of Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 2.8    Counterparts.   This Supplemental Indenture may be executed by one or more of the parties to this Supplemental Indenture on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to be an original and shall constitute one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture shall be deemed to include transmission by facsimile or electronic communications (including “.pdf” or “.tif” files), electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 2.9    Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

CARVANA CO.

By: /s/ Paul Breaux__________________________
Name: Paul Breaux
Title:     Vice President, General Counsel and Secretary

CARVANA CO. SUB LLC
CARVANA GROUP, LLC
CARVANA, LLC
CARVANA OPERATIONS HC LLC

Each, as a Guarantor

By: /s/ Paul Breaux________________________
Name: Paul Breaux
Title:     Vice President, General Counsel and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ Brandon Bonfig_______________________
Name: Brandon Bonfig
Title: Vice President

SCHEDULE I
List of Guarantors

Corporation or Limited Liability Company	State of Incorporation or Organization
1. Carvana Co. Sub LLC	DE
2. Carvana Group, LLC	DE
3. Carvana, LLC	AZ
4. Carvana Operations HC LLC	DE